EXHIBIT 5.1

OPINION OF IRELL & MANELLA LLP

[Irell & Manella, LLP Letterhead]

November 15, 2000

Covad Communications Group, Inc.
2330 Central Expressway
Santa Clara, California 95050

        Re: Covad Communications Group, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

        We have acted as counsel to Covad Communications Group, Inc., a Delaware corporation (the “Company”) in connection with the registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, of an aggregate of 1,251,182 shares of the Company’s Common Stock, par value $0.001 (the “Shares”) and related stock options under the 2000 Stock Incentive Plan of BlueStar Communications Group, Inc. (the “Plan”).

        This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

        We have reviewed the Company’s charter documents and the corporate proceedings taken by the Company in connection with the assumption of the Plan and the options outstanding thereunder. Based on such review, we are of the opinion that if, as and when the Shares are issued and sold (and the consideration therefor received) pursuant to the provisions of option agreements duly authorized under the Plan and in accordance with the Registration Statement, such Shares will be duly authorized, legally issued, fully paid and nonassessable.

        We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K.

        This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares.

Very truly yours,
/s/ Irell & Manella LLP

Irell & Manella LLP